EXHIBIT 10.2

Binding Director Term Sheet

Effective December 26, 2017 (the “Effective Date”) Hershel Weiss (the “Director”) and First Foods Group, Inc. (the “Corporation”), represented by the majority of the Board of Directors of the Corporation (collectively the “Parties”), enter into this Binding Term Sheet (the “Term Sheet”) as follows:

Responsibilities and Consideration:

-	The Director will continue to serve on the Board of Directors of the Corporation and be responsible for day to day duties for the benefit of the Corporation.

-	The Director’s compensation may consist of cash-based and/or share-based compensation.

-	The Director’s cash-based compensation for the period January 1, 2018 through December 31, 2018 will be $10,000 per quarter paid on a date determined by the majority vote of the Board of Directors.

-	The Director’s share-based compensation for the period January 1, 2018 through December 31, 2018 will be a one-time award of warrants (the “Warrants”); the terms of which will be detailed in a forthcoming Warrant Agreement (the “Warrant Agreement”). In principle, the Warrant Agreement will include the following terms:

o	Number and Type – The Director is entitled to a one-time award of Warrants for 200,000 shares of Series B Preferred Stock (the “Preferred Stock”) of the Corporation, as equal to five (5) shares of the Corporation’s Common Stock (the “Common Stock”), including liquidation preference over Common Stock.

o	Duration – The Warrants entitle the Director to purchase the Preferred Stock from the Corporation, after January 1, 2018 (the “Original Issuance Date”) and before December 31, 2024.

o	Purchase Price - The Purchase Price is $0.51 per share of Preferred Stock.

o	Vesting - The Warrants are subject to a 12-month period whereby the Warrants vest in equal monthly increments from January 1, 2018 through December 31, 2018 (the “Vesting Period”).

o	Ratio of Ownership – For the duration of the Vesting Period, the owners of the Corporation’s Preferred A Stock shall not issue share-based compensation that would alter the ratio of share-based compensation that existed among and between the directors and/or officers of the corporation at the inception of the Vesting Period.

IN WITNESS WHEREOF, the parties have executed this Term Sheet as of the Effective Date.

FIRST FOOD GROUP, INC.

By:	/s/ Hershel Weiss	By:	/s/ Mark J. Keeley
	Hershel Weiss		Mark J. Keeley

		By:	/s/ Abraham Rosenblum
Abraham Rosenblum